EXHIBIT 1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                February 9, 1999


                         STATEFED FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its Charter)



            Delaware                   0-22790                 42-1410788
        (State or other          (Commission File No.   (IRS Identification No.)
jurisdiction of incorporation)



519 Sixth Avenue, Des Moines, Iowa                             50309-2473
(Address of principal executive offices)                       (Zip Code)



       Registrant's telephone number, including area code: (515) 282-0236


                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events

         On February 9, 1999, the Registrant issued the attached press release.

Items 7.  Financial Statements and Exhibits

         (a)   Exhibit

                1.  Press release, dated February 9, 1999





                                       2.

                                   SIGNATURES

     Pursuant to the requirements of the Securities exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             STATEFED FINANCIAL CORPORATION


Date:  February 9, 1999                      By:_______________________________
                                                John F. Golden
                                                Chief Executive Officer




























                                       3.

                                    EXHIBIT I





















                                        4.

For Further Information Contact:                  For Immediate Release
         John F. Golden, President and CEO                February 9, 1999
StateFed Financial Corporation
         519 Sixth Avenue
         Des Moines, Iowa 50309
         Phone: (515) 282-0236

                         STATEFED FINANCIAL CORPORATION
                     INCREASES CASH DIVIDEND BY 50 PER CENT
                       AND ANNOUNCES 2ND QUARTER EARNINGS

     Des Moines, Iowa (NASDAQ: "SFFC") ------ StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, announced today that the Corporation will pay a cash dividend of $.075 (7 1/2 Cents) per share for the 3rd quarter of fiscal 1999. The dividend will be payable on April 9, 1999 to shareholders of record on March 31, 1999. This is an increase of $.025 (2 1/2 Cents) per share from previous dividends paid.

     The Corporation also announced the financial results for the quarter ended December 31, 1998. For the three month period ended December 31, 1998, the company reported net income of $252,873 as compared to $273,040 for the same period in 1997, a decrease of $20,167. The decrease in net earnings was primarily due to a decrease in interest income of $80,700 and an increase in provision for loan losses of $3,000, partially offset by an increase in non-interest income of $45,600, a decrease in non-interest expense of $11,600, and a decrease in income tax expense of $6,300.

     For the six month period ended December 31, 1998, the company reported net income of $477,858 as compared to $497,481 for the same period in 1997, a decrease of $19,623. The decrease in net earnings was primarily due to a decrease in net interest income of $48,300, an increase in non-interest expense of $64,500, and an increase in provision for loan losses of $6,000, partially offset by an increase in non-interest income of $78,000 and a decrease in income tax expense of $21,200.

     Earnings per share for the second quarter ended December 31, 1998 were 17 cents per share. As of December 31, 1998 there were 1,545,392 shares outstanding. The Corporation's stock is traded on the NASDAQ System under the symbol "SFFC".

                                    Continued

                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       December 31, 1998 and June 30, 1998


                           ASSETS                          (Unaudited)
                                                         December 31, 1998       June 30, 1998
Cash and amounts due from depository institutions          $ 10,489,817           $  9,445,404
Investments in certificates of deposit                     $  1,576,791           $  1,478,514
Investment securities                                      $  2,025,208           $  2,743,518
Loans receivable, net                                      $ 70,349,522           $ 68,979,770
Real estate acquired for development                       $    236,596           $    231,870
Real estate held for investment, net                       $  2,242,224           $  2,262,060
Property acquired in settlement of loans                   $  1,316,247           $  1,286,452
Office property and equipment, net                         $  1,552,348           $  1,564,077
Federal Home Loan Bank stock, at cost                      $  1,147,600           $    949,000
Accrued interest receivable                                $    516,737           $    542,246
Other assets                                               $    344,206           $    318,654
                                                           ------------           ------------

        TOTAL ASSETS                                       $ 91,797,296           $ 89,801,565
                                                           ============           ============


       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                   $ 55,793,707           $ 53,671,860
Advances from Federal Home Loan Bank                       $ 18,921,611           $ 18,964,890
Advances from borrowers for taxes and insurance            $    309,656           $    340,686
Accrued interest payable                                   $      3,089           $    134,251
Dividends payable                                          $     77,270           $     78,295
Income taxes:current and deferred                          $    267,499           $    232,019
Other liabilities                                          $    205,436           $    295,278
                                                           ------------           ------------

        TOTAL LIABILITIES                                  $ 75,578,268           $ 73,717,279
                                                           ------------           ------------

Stockholders' equity:
Common stock                                               $      8,905           $      8,905
Additional paid-in capital                                 $  8,525,250           $  8,483,110
Unearned compensation - restricted stock awards            $   (305,305)          $   (341,270)
Unrealized gain on investments                             $    112,877           $    119,928
Treasury stock                                             $ (1,903,128)          $ (1,643,697)
Retained earnings - substantially restricted               $  9,780,429           $  9,457,310
                                                           ------------           ------------

   TOTAL STOCKHOLDERS' EQUITY                              $ 16,219,028           $ 16,084,286
                                                           ------------           ------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 91,797,296           $ 89,801,565
                                                           ============           ============

                                   Three Months Ended             Six Months Ended
                                       December 31                  December 31
                                  1998           1997           1998           1997
                               ----------     ----------     ----------     ----------
OPERATIONS DATA

Total interest income ....     $1,692,904     $1,772,620     $3,398,987     $3,405,884

Total interest expense ...     $1,003,594     $1,002,623     $2,042,079     $2,000,670
                               ----------     ----------     ----------     ----------

Net interest income ......     $  689,310     $  769,997     $1,356,908     $1,405,214

Provision for loan losses      $    9,000     $    6,000     $   18,000     $   12,000
                               ----------     ----------     ----------     ----------

Net interest income after
provision for loan losses      $  680,310     $  763,997     $1,338,908     $1,393,214

Non-interest income:

Real estate operations ...     $  147,650     $  105,949     $  285,511     $  200,254

Other non-interest income      $   29,070     $   25,172     $   53,001     $   60,301
                               ----------     ----------     ----------     ----------

Total non-interest income      $  176,720     $  131,121     $  338,512     $  260,555

Total non-interest expense     $  473,917     $  485,513     $  967,082     $  902,558
                               ----------     ----------     ----------     ----------

Income before income taxes     $  383,113     $  409,605     $  710,338     $  751,211

Income tax expense .......     $  130,240     $  136,565     $  232,480     $  253,730
                               ----------     ----------     ----------     ----------

Net Income ...............     $  252,873     $  273,040     $  477,858     $  497,481
                               ==========     ==========     ==========     ==========

Basic earnings per share .     $     0.17     $     0.18     $     0.32     $     0.33

Diluted earnings per share     $     0.17     $     0.18     $     0.31     $     0.32